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                                                Filed pursuant to Rule 424(b)(1)
                                                Registration No. 333-40549


PROSPECTUS

                           THE LEARNING COMPANY, INC.


                        4,438,480 SHARES OF COMMON STOCK

                              ---------------------

     Each of the 4,438,480 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of The Learning Company Inc., a Delaware corporation (the "Company"), offered hereby is issuable upon exchange or redemption of certain exchangeable non-voting shares (the "New Exchangeable Shares") of SoftKey Software Products Inc., an Ontario corporation ("SoftKey"). SoftKey, the issuer of the New Exchangeable Shares, is a subsidiary of the Company. The New Exchangeable Shares are issuable upon exercise of special warrants (the "Warrants") to purchase non-voting exchangeable shares of SoftKey offered and sold outside the United States pursuant to the requirements of Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not cover the exchange of the New Exchangeable Shares by the initial purchasers of the Warrants. The Warrants will be exercisable upon the later of (i) approval by the holders of the outstanding exchangeable non-voting shares of SoftKey of the issuance of New Exchangeable Shares, and (ii) the date that all other consents and approvals necessary to ensure that the rights and benefits of the holders of the New Exchangeable Shares are substantially equivalent to the rights and benefits of the holders of the outstanding exchangeable non-voting shares of SoftKey (the exchangeable non-voting shares of SoftKey, including the New Exchangeable Shares, are collectively referred to herein as the "Exchangeable Shares"), provided that if the conditions specified in (i) and (ii) are not met by March 6, 1998, the Warrants will be redeemed by SoftKey. See "Plan of Distribution." The Company has outstanding a single share of special voting stock, $1.00 par value per share (the "Voting Share"), which has a number of votes equal to the number of Exchangeable Shares outstanding from time to time not owned by the Company, or an entity controlled by or under common control with the Company, for the election of directors and on all other matters submitted to a vote of stockholders of the Company. The holder of the Voting Share is not entitled to dividends and shall vote with the holders of Common Stock of the Company as a single class. The Exchangeable Shares may be exchanged for the Company's Common Stock on a one-for-one basis until February 4, 2005, at which time any outstanding Exchangeable Shares will be purchased or automatically redeemed for shares of the Common Stock of the Company. Shares of Common Stock are being offered on a continuous basis pursuant to Rule 415 under the Securities Act for such period as the Registration Statement to which this Prospectus relates remains effective.

     The Company and SoftKey are offering shares of Common Stock to holders of New Exchangeable Shares pursuant to the terms of the Exchangeable Shares, which obligate the Company and SoftKey to effect such exchanges when, as and if Exchangeable Shares are presented by the holders thereof for exchange. Upon such exchange, holders of Exchangeable Shares will be entitled to receive for each Exchangeable Share one share of Common Stock, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on such Exchangeable Share. See


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"Plan of Distribution." All expenses of registration incurred in connection with this offering are being paid by the Company.

     The Company's Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "TLC." On December 1, 1997, the closing sale price of the Common Stock on the NYSE was $18.5625 per share.

                             ----------------------

               THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE
                OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                             ----------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

               The date of this Prospectus is December 3, 1997.



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                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy and information statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Company is required to file electronic versions of these documents through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, supplements, exhibits and schedules thereto, the "Registration Statement") under the Securities Act, with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Shares, reference is made to such Registration Statement. Statements contained in this Prospectus regarding the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission at prescribed rates.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

          (i) The Company's Annual Report on Form 10-K for the year ended January 4, 1997, filed with the Commission on April 4, 1997;

          (ii) Amendment No. 1 to the Company's Annual Report on Form 10-K/A for the year ended January 4, 1997, filed with the Commission on May 5, 1997;

          (iii) The Company's Current Report on Form 8-K dated March 21, 1997, filed with the Commission on March 21, 1997;

          (iv) The Company's Current Report on Form 8-K dated April 30, 1997, filed with the Commission on May 14, 1997;

          (v) The Company's Quarterly Report on Form 10-Q for the quarter ended April 5, 1997, filed with the Commission on May 19, 1997;

          (vi) The Company's Quarterly Report on Form 10-Q for the quarter ended July 5, 1997, filed with the Commission on August 19, 1997;



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          (vii)   The Company's Current Report on Form 8-K dated August 26,
                  1997, filed with the Commission on September 3, 1997;

          (viii) The Company's Definitive Proxy Statement for the Annual Meeting of Stockholders to be held on December 4, 1997, filed with the Commission on October 24, 1997;

          (ix) The Company's Quarterly Report on Form 10-Q for the quarter ended October 4, 1997, filed with the Commission on November 18, 1997;

          (x) The Company's Current Report on Form 8-K dated November 6, 1997, filed with the Commission on November 20, 1997; and

          (xi) The Company's Registration Statement on Form 8-A, filed with the Commission on October 29, 1996.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Shares registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). All such requests shall be directed to: The Learning Company, Inc., One Athenaeum Street, Cambridge, Massachusetts 02142, Attention: Secretary, Telephone: (617) 494-1200.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Certain statements in this Prospectus and in the documents incorporated herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 2B of the Exchange Act. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "plans," "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements. These factors include those set forth in "Risk Factors" herein.


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                                   THE COMPANY

     The Learning Company, Inc. (the "Company") develops and publishes a broad range of high quality consumer software for personal computers ("PCs") that educate across every age category, from young children to adults. The Company's primary emphasis is in education and reference software, but it also offers a selection of lifestyle, productivity and, to a lesser extent, entertainment products, both in North America and internationally.

     The Company's families of educational products are principally sold under The Learning Company and Minnesota Educational Computing Corporation ("MECC") brands and include the "Reader Rabbit" family, "Trail" family, "Writing and Creativity Tools" family, "College Prep" family, and the "Foreign Languages" family. In addition to consumer versions, the Company also publishes school editions of a number of these products. The Company's reference products include a line of Compton's Home Library branded products (including Compton's Interactive Encyclopedia) as well as the American Heritage Talking Dictionary, Mosby's Medical Encyclopedia and BodyWorks. The Company's premium productivity and lifestyle products are largely published under the SoftKey brand. The Company also publishes lower priced boxed products under the "Key" brand and a line of budget, jewel-case only products under the "Platinum" brand.

     The Company distributes its products through retail channels, including direct sales to computer electronics stores, office superstores, mass merchandisers, discount warehouse stores and software specialty stores which control over 23,000 North American storefronts. The Company also sells its products directly to consumers through the mail, telemarketing and the Internet, and directly to schools. The Company's international sales are conducted from subsidiaries in Germany, France, Holland, Ireland, the United Kingdom, Australia and Japan. The Company also derives revenue from licensing its products to original equipment manufacturers ("OEMs") which bundle the Company's products for sale with computer systems or components and through on-line offerings.

     The Company's strategy is to develop and publish a broad range of high quality software products with significant unit-volume potential and to continuously introduce these new products through a wide variety of established and emerging distribution channels worldwide. Other key elements of this strategy include focusing on consumer software that is broadly sold at multiple price points, building strong relationships with the retail channel, acquiring complementary products, technologies and businesses and enhancing brand awareness and customer loyalty.

     The Company has a history of acquiring companies in order to broaden its product lines and sales channels. In May 1996, the Company consummated the acquisition of MECC. That acquisition, together with the acquisitions in December 1995 of The Learning Company and Compton's NewMedia, Inc. ("Compton's NewMedia"), marked the completion of a strategic initiative launched by the Company in 1995 to expand its educational software franchise.

     The Company was incorporated in California in October 1978 and reincorporated in Delaware in October 1986. In February 1994, the Company, which was then known as WordStar International Incorporated, completed a three-way business combination with SoftKey Software Products Inc. and Spinnaker Software Corporation in which the Company changed its name to SoftKey International Inc. In October 1996, the Company changed its name to The Learning Company, Inc. to reflect its expanded emphasis on educational software. The Company's executive offices are located at One Athenaeum Street, Cambridge, Massachusetts 02142. Its telephone number is (617) 494-1200, and its internet web site is located at http:/www.learningco.com. "The Learning Company, Inc." and all of the Company's logos and product names are trademarks of the Company.



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                                  RISK FACTORS

     The Shares offered hereby involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information included or incorporated by reference in this Prospectus.


TAXABILITY OF THE EXCHANGE

     Based on the tax laws as of the date of this Prospectus, the exchange of Exchangeable Shares for Shares is generally a taxable event in Canada and the United States. A holder's tax consequences can vary depending on a number of factors, including the residency of the holder and the method of the exchange (redemption or exchange) (see "Income Tax Considerations").

DIFFERENCES IN CANADA AND U.S. TRADING MARKETS

     The outstanding Exchangeable Shares of SoftKey are listed on The Toronto Stock Exchange (the "TSE") and the Common Stock is listed on the NYSE. The TSE has conditionally approved the listing of the New Exchangeable Shares. There is no current intention to list the Exchangeable Shares or Common Stock on any other stock exchange in Canada or the United States. As a result of the foregoing, the price at which the Exchangeable Shares will trade will be based upon the market for such shares on the TSE and the price at which the shares of Common Stock will trade will be based upon the market for such shares on the NYSE. Although the Company believes that the market price of the Exchangeable Shares on the TSE and the market price of the Common Stock on the NYSE will reflect essentially equivalent values, there can be no assurances that the market price of the Common Stock will be identical, or even similar, to the market price of the Exchangeable Shares.

INTENSE COMPETITIVE ENVIRONMENT

     The PC consumer software industry is intensely competitive and is characterized by rapid changes in technology and customer requirements. The changing nature of the consumer software industry and rapidly changing demand for products make it difficult to predict the future success of the Company in the business of producing packaged software products for the retail market. The Company competes for retail shelf space and general consumer awareness with a number of companies that market software products. The Company encounters competition from both established companies, including the largest companies in the industry, and new companies that may develop comparable products. A number of the Company's competitors and potential competitors possess significantly greater capital, marketing resources and brand recognition than the Company. Rapid changes in technology, product obsolescence and advances in computer software and hardware require the Company to develop or acquire new products and to enhance its existing products on a timely basis. The Company's marketplace has recently experienced a higher emphasis on on-line and Internet related services and content tailored for this new delivery vehicle. To the extent that demand increases for on-line products and content, the demand for the Company's existing products and future performance may change. Furthermore, competitive pressures have resulted in price reductions throughout the industry with the result that industry-wide operating margins are likely to be adversely affected.

     Many large companies with sophisticated product marketing and technical abilities and financial resources that do not presently compete with the Company may enter the PC software market. For example, technology companies have begun to acquire greater access to content, and content-oriented companies have begun to acquire greater technological capabilities. Competitors in


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these areas include CUC Software, a division of CUC International Inc.,
Microsoft Corporation, Mattel, Sony, The Walt Disney Company, Viacom, IBM/Eduquest, Fisher-Price, Jostens, Electronic Arts, Mindscape, GT Interactive Software and Broderbund Software, Inc. To the extent that competitors achieve a performance, price or distribution advantage, the Company could be adversely affected. Increased consolidation in the consumer software industry creates new, larger competitors and may impact future growth potential and performance.

     There is no assurance that the Company will have the resources required to respond to market or technological changes or to compete successfully in the future.

INTENSE COMPETITION FOR DISTRIBUTION CHANNELS

     The Company competes with other companies for access to retail shelf space and inclusion in OEM sales programs. Competition in this aspect of the industry is intense, and the type and number of distribution channels is increasing to include non-traditional software retailers such as book, music, video, magazine, toy, gift, convenience, drug and grocery store chains. Additionally, as technology changes, the type and number of distribution channels will further change and new types of competitors, such as cable or telephone companies, are likely to emerge.

     The traditional channels of distribution in the software industry have experienced increasing concentration during the past several years, in particular with respect to PC chain stores and software distributors. With increasing concentration in the traditional channels of distribution, the Company's customers have increased leverage in negotiating favorable terms of sale, including price discounts and product return policies. There can be no assurance that the Company will be able to continue to have access to sufficient retail marketing distribution channels or obtain adequate distribution for all of its products in the future. Accordingly, such concentration may have an adverse effect in the future on the profitability of the Company's operations.

     Regardless of the retail strategy chosen by the Company, the retail channels of distribution available for products are expected to be subject to rapid changes as retailers and distributors enter and exit the software market segments or alter their product inventory preferences. Other types of retail outlets and methods of product distribution may become important in the future. These new methods may include delivery of software using on-line services or the Internet, which will necessitate certain changes in the Company's business and operations, including without limitation addressing operational challenges such as improving download time for pictures, images and programs, ensuring proper regulation of content quality and developing sophisticated security for transmitting payments. Should on-line distribution channels increase, the Company will be required to modify its existing technology bases in order for its products to be compatible and remain competitive. It is critical to the success of the Company that, as these changes occur, it maintain access to those channels of distribution offering software in its market segments.

ACQUISITIONS, BUSINESS COMBINATIONS AND STRATEGIC ALLIANCES

     The Company has historically expanded its business through, among other strategies, acquisitions, business combinations and strategic alliances. Moreover, the consumer software industry as a whole has recently experienced consolidation. The Company believes that its customers will in the future demand that the Company offer increasing numbers of titles throughout the range of product categories. The Company believes that in many cases the most efficient means to acquire such titles or the ability to develop or license such titles is to enter into acquisitions, business combinations or strategic alliances with consumer software companies and others.



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     The Company continuously evaluates and considers other businesses of varying sizes as potential strategic partners and candidates for acquisition (whether negotiated or non-negotiated) and continuously engages in discussions with certain businesses in pursuit of possible transactions. Certain of these businesses may be substantial in size as compared to the Company. There can be no assurance that the Company will enter into any such transaction or, if the Company does identify and consummate such a transaction, that the transaction will enable the Company to achieve its goals.

     Acquisitions or business combination transactions that would result in further expansion of the Company's business in the entertainment and educational product areas may result in a higher degree of product acceptance risk and longer development cycles for the Company's products. In addition, companies that develop entertainment software (for PC, Sega, Nintendo and 3DO platforms) typically experience lower gross margins than the Company has experienced from its current operations. Further, should purchase accounting be used by the Company for future acquisitions or business combination transactions, such accounting treatment may result in large, one-time expense charges for in-process research and development costs and short amortization periods for acquired technology and other intangible assets acquired in the transaction.

     Competition for suitable acquisitions, business combinations and strategic alliances and the cost of these transactions have recently been increasing. The future availability of desirable prospects for these transactions in the computer software industry is uncertain. In addition, assuming that the Company is able to identify appropriate transaction prospects, the execution and implementation of acquisitions, business combinations and strategic alliances involves a significant time commitment from senior management and can result in large restructuring costs. There can be no assurance that suitable opportunities will be identified, that transactions can be consummated or that assets, businesses or relationships acquired in such transactions can be integrated successfully into the Company's operations.

LEVERAGE

     As of November 15, 1997, the Company has outstanding $303,650,000 principal amount of 5 1/2% Senior Convertible Notes due 2000 (the "Senior Convertible Notes") and $150,000,000 principal amount of Convertible/Exchangeable notes due 2000 held by Tribune Company (the "Tribune Notes"; collectively with the Senior Notes, the "Notes"). The Company has entered into an agreement to purchase for 750,000 shares of Series A Convertible Participating Preferred Stock, $.01 par value per share, of the Company (the "Preferred Stock"), the Tribune Notes from certain purchasers who have agreed to purchase the Tribune Notes from Tribune Company. The repurchase of the Tribune Notes is subject to certain conditions, including approval of the Company's stockholders of the sale and issuance of the Preferred Stock, and there can be no assurance that such transaction will be completed. The Senior Convertible Notes and, if they are not repurchased, the Tribune Notes will be redeemable by the Company on or after November 2, 1998 at declining redemption prices. If the holders of the Senior Convertible Notes and, if not repurchased, the Tribune Notes do not convert the Notes held by them into Common Stock, there can be no assurance that the Company's operating cash flow will be sufficient to meet its debt service requirements, or that the Company will be able to repay the Notes at maturity or in accordance with their respective terms or to refinance the Notes on favorable terms or at all.

MANAGEMENT OF GROWTH; INTEGRATION OF ACQUIRED BUSINESSES; KEY EMPLOYEES

     The Company is currently experiencing a period of rapid growth that is placing and will likely continue to place a strain on the Company's financial, management and other resources in the future. The Company's ability to continue to manage its growth effectively will require it, among other things, to continue to improve its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. If the Company's management becomes unable to manage growth effectively, the Company's business, operating results and financial condition could be adversely affected. For example, over the past two years, the Company has acquired The Learning Company, Compton's NewMedia, Compton's Learning Company, MECC, Learning Services, Inc., Skills Bank Corporation and Microsystems Software, Inc., among other companies, and has signed an agreement to acquire Creative Wonders LLC. Should certain key employees not be retained, future operating results may be adversely affected.

     Additionally, as a result of such acquisitions, the Company faces challenges relating to integration of operations such as coordinating geographically separate organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. The process of combining organizations may cause an interruption of, or a loss of momentum in, the activities of the Company's business, which could have an adverse effect on the revenues and operating results of the Company, at least in the near term.

     The ability of software companies with significant internal development and marketing capabilities to continue to manage growth, develop competitive new products and respond to rapid technological change depends on an ability to attract, motivate, manage and retain talented developers, product marketers and other employees with valuable technological and marketing expertise. The


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Company's educational software products require a substantially larger internal development and marketing staff than its operations had previously required. If the Company is unable to attract, motivate, manage and retain such employees, the Company's results of operations will likely be adversely affected.

NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE

     The Company operates in a highly competitive and technology driven environment. The consumer software industry is undergoing substantial change and is subject to a high level of uncertainty. Software companies must continue to develop or acquire new products or upgrade existing products on a timely basis to sustain revenues and profitable operations. Factors contributing to the short life span of PC software have included rapid technological change and an expanded demand for content-rich products. Software companies must continue to create or acquire innovative new products reflecting technological changes in hardware and software and translate current products into newly accepted hardware and software formats, in order to gain and maintain a viable market for their products. PC hardware, in particular, is steadily advancing in power and function, expanding the market for increasingly complex and flexible software products. This has also resulted in longer periods necessary for research and development of new products and a greater degree of unpredictability in the time necessary to develop products. Furthermore, the rapid changes in the market and the increasing number of new products available to consumers have increased the degree of consumer acceptance risk with respect to any specific title that the Company may publish. It is expected that this trend will continue and may become more pronounced in the future.

     The Company's rights to license certain of its software products are non-exclusive and, generally, of limited duration, and there is no assurance the Company will be able to continue to obtain new products from developers or to maintain or expand its market share in the event that a competitor offers the same or similar software products. If the Company is unable to develop or acquire new products in a timely manner as revenues decrease from products reaching the end of their natural life cycle, the Company's results of operations will be adversely affected.

COMPETITION FOR SHELF SPACE AND PROMOTIONAL SUPPORT

     Retailers of the Company's products typically have a limited amount of shelf space and promotional resources, and there is intense competition among high-quality educational software products for adequate levels of shelf space and promotional support from retailers. To the extent that the number of consumer software products and computer platforms increases, this competition for shelf space may intensify. Due to increased competition for limited shelf space, retailers and distributors are increasingly in a better position to negotiate favorable terms of sale, including price discounts and product return policies, as well as cooperative market development funds. Retailers often require software publishers to pay fees in exchange for preferred shelf space. The amounts paid to retailers by software publishers for preferred shelf space are customarily determined by arms-length negotiations on a case by case basis, and there is no general formula or industry standard for determining such fees. There can be no assurance that such retailers will continue to purchase the Company's products, provide the Company's products with adequate levels and quality of shelf space or continue to participate with the Company in cooperative advertising, promotional or market development arrangements. In addition, the Company has implemented new promotional programs, including coupon rebates and other various programs through print and television media. These programs may increase the Company's cost of marketing and reduce operating margins.


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SIGNIFICANT PRICE REDUCTIONS IN PERSONAL COMPUTER SOFTWARE

     Recently, several major publishers of PC software, including the Company, have significantly reduced the prices of their products with the goal of gaining greater market share. The retail and wholesale prices of many of the Company's products have declined and the Company has introduced new lines of lower-priced software products. There can be no assurance that such price reductions or new product lines will result in an increase in unit sales volume or that prices will not continue to decline in the future. Such a decline would lead to a decrease in the revenues from, and gross margin on, sales of such products in the future and could result in lower cash flow or operating margins.

RISK OF INTERNATIONAL OPERATIONS

     The Company derived approximately 15% of its revenues in the year ended January 4, 1997 from sales occurring outside North America. These revenues are subject to the risks normally associated with international operations, including currency conversion risks, limitations (including taxes) on the repatriation of earnings, slower and more difficult accounts receivable collection, greater difficulty and expense in administering business abroad, complications in complying with foreign laws and the necessity of obtaining requisite export licenses, which on occasion may be delayed or difficult to obtain. In addition, while U.S. copyright law, international conventions and international treaties may provide meaningful protection against unauthorized duplication of software, the laws of foreign jurisdictions may not protect the Company's proprietary rights to the same extent as the laws of the United States. Software piracy has been, and can be expected to be, a persistent problem for participants in the "shrink-wrap" software industry, including the Company. These problems are particularly acute in certain international markets such as South America, the Middle East, the Pacific Rim and the Far East.

PROTECTION OF PROPRIETARY RIGHTS; RISK OF INFRINGEMENT CLAIMS

     The Company relies on a combination of trade secret, copyright, trademark and other proprietary rights laws and license agreements to protect its rights to its software products and related documentation. The Company does not have any patents. United States copyright law, international conventions and international treaties, however, may not provide meaningful protection against unauthorized duplication of the Company's software. The Company generally licenses its externally developed products rather than transferring title and has relied on contractual arrangements with recipients and users of its products to establish certain proprietary rights and to maintain confidentiality of those products protected by trade secret law. Consistent with standard industry practice, the Company's products generally are licensed pursuant to "shrink-wrap" licenses that are not signed by the licensee. The enforceability of such licenses has not been conclusively determined. The Company's products do not contain any mechanisms to prevent or inhibit unauthorized copying.

     The Company has registered numerous trademarks in the United States and Canada, and a smaller number in other countries, for titles or components of its products and has trademark registrations pending in the United States and other countries for various new products.

     Policing unauthorized use of a broadly disseminated product such as PC software is very difficult. Software piracy can be expected to be a persistent problem for the "shrink-wrap" software industry. These problems are particularly acute in certain international markets such as South America, the Middle East, the Pacific Rim and the Far East.

     The Company periodically receives communications alleging or suggesting that its products may incorporate material covered by the copyrights, trademarks or other proprietary rights of third parties. With the increased use of music and animation in CD-ROM products and the increased number of software products on the market generally, the Company is likely to experience an increase in the number of infringement claims asserted against it in the future. With respect to licensed products, the Company is generally indemnified against liability on these matters. The Company's policy is to investigate the factual basis of such communications and to resolve such matters promptly by enforcing its rights, negotiating licenses (if necessary) or taking other appropriate actions.

     In certain circumstances, litigation may be necessary to enforce the Company's proprietary rights, to protect copyrights, trademarks and trade secrets and other intellectual property rights owned by the Company or its licensors, to defend the Company against claimed infringements of the rights of others and to determine the scope and validity of the proprietary rights of the Company and others. Any such litigation, whether with or without merit, could be costly and a diversion of management's attention, which could have an adverse effect on the Company's business, operating results or financial condition. Adverse determinations in litigation relating to any of the Company's products could result in the loss of the Company's proprietary rights, subject the Company to liabilities, require the Company to seek licenses from third parties or prevent the Company from selling that product.

DEPENDENCE ON MAJOR SUPPLIER

     All duplication, assembly and fulfillment, with certain exceptions (including CD-ROMs and products reproduced by OEMs), for all of the Company's U.S. products are provided by one supplier, Bertelsmann AG ("BMG"). Any interruption in BMG's manufacturing, assembly and fulfillment services caused by such transition or otherwise could have a material adverse impact on the Company's business. Although the Company believes that suitable alternative suppliers exist, there can be no assurance that any termination or modification of the agreement with BMG would not result in a short-term business interruption for the Company.

HISTORY OF OPERATING LOSSES

     A variety of factors may cause period-to-period fluctuations in the Company's operating results, including integration of operations resulting from acquisitions of companies, products or technologies, revenues and expenses related to the introduction of new products or new versions of existing products, changes in selling prices, customer delays in purchases in anticipation of upgrades to existing products, currency fluctuations, dealer and distributor order patterns, general economic trends or a slowdown of PC sales and seasonality of customer buying patterns. Historical operating results of the Company and its predecessors cannot be relied upon as indicative of the future performance of the Company. On an historical basis, the Company incurred net losses of $65,960,000 for the year ended January 6, 1996 (after amortization of $18,229,000 of goodwill) and $405,461,000 for the year ended January 4, 1997 (after amortization of $501,330,000 of goodwill). The Company had net income of $21,145,000 for the year ended December 31, 1994. There can be no assurance that the Company will be profitable in the future.

CAPITAL RESOURCES

     The expansion of the Company's current business involves significant financial risk and capital investment. There is no assurance that financing will be available in the future to meet the needs of the Company for additional investment.

DEPENDENCE ON CONTINUED PERSONAL COMPUTER SALES

     The success of the Company is dependent upon the continuing use of PCs, and especially multimedia PCs, in the consumer and school markets. A general decrease in unit sales of PCs or shift to an alternative means of delivery could adversely affect the Company's future results of operations.

VOLATILITY OF STOCK PRICE

     The Common Stock is quoted on the NYSE. The market price of the Common Stock, like that for the shares of many other high technology companies, has been and may continue to be volatile. Recently, the stock market in general and the shares of personal computer software companies in particular have experienced significant price fluctuations. These broad market fluctuations, as well as general economic and political conditions and factors such as quarterly fluctuations in results of operations, the announcement of technological innovations, the introduction of new products by the Company or its competitors and general conditions in the computer hardware and software industries may have a significant impact on the market price of the Common Stock.



                                USE OF PROCEEDS

     Because the Shares will be issued on exchange or redemption of the New Exchangeable Shares, the Company will receive no net cash proceeds on such issuance. The Company will bear all costs, fees and expenses incurred in effecting the registration of the Shares covered by this Prospectus, including, without limitation, all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Company, fees and expenses of accountants for the Company, printing expenses and blue sky fees and expenses.

                              PLAN OF DISTRIBUTION

NEW EXCHANGEABLE SHARES

     The New Exchangeable Shares are issuable upon exercise of the Warrants offered and sold pursuant to Regulation S under the Securities Act. The Warrants will be exercisable upon the later of (i) approval by the holders of the outstanding Exchangeable Shares of SoftKey of the issuance of the New Exchangeable Shares, and (ii) the date that all other consents and approvals necessary to ensure that the rights and benefits of the holders of the New Exchangeable Shares are substantially equivalent to the rights and benefits of the holders of the outstanding Exchangeable Shares. Notwithstanding the foregoing, if the conditions specified in (i) and (ii) are not met by March 6, 1998 (or such later date that may be agreed upon by SoftKey and Griffiths McBurney & Partners and First Marathon Securities Limited, the underwriters for the sale of the Warrants), the Warrants will be redeemed by SoftKey. The redemption price per Warrant shall be equal to the purchase price paid for the Warrant plus interest through the redemption date in accordance with the terms of the Warrants. The Company has outstanding one Voting Share which has a number of votes equal to the number of Exchangeable Shares outstanding. The holder of the Voting Share is not entitled to dividends and shall vote with the holders of Common Stock as a single class. The Exchangeable Shares may be exchanged for the Company's Common Stock on a one-for-one basis until February 4, 2005, at which time all outstanding Exchangeable Shares of SoftKey shall be automatically exchanged for shares of the Common Stock of the Company.

     The following is a description of certain rights, privileges, restrictions and conditions of the Exchangeable Shares as set forth in the articles of arrangement and the plan of arrangement under Section 182 of the Business Corporations Act (Ontario) dated February 4, 1994 (the "Plan of Arrangement") providing for the combination of the Company (formerly known as Wordstar International Incorporated ("Wordstar")), SoftKey and Spinnaker Software Corporation ("Spinnaker"), and the Voting and Exchange Trust Agreement, dated February 4, 1994 (the "Voting and Exchange Trust Agreement") among the Company, SoftKey and R-M Trust Company, as trustee. The Plan of Arrangement and the Voting and Exchange Trust Agreement were entered into in connection with the three party combination (the "Three Party Combination") of Wordstar, the Company, SoftKey and Spinnaker pursuant to the Amended and Restated Combination Agreement dated as of August 17, 1993. The Plan of Arrangement and the Voting and Exchange Trust Agreement are included as exhibits to the Registration Statement of which this Prospectus is a part, and the following description is qualified in its entirety by reference to the Plan of Arrangement and the Voting and Exchange Trust Agreement.

PROCEDURES FOR ISSUANCE OF COMMON STOCK

     ELECTION BY HOLDERS TO EXCHANGE EXCHANGEABLE SHARES. Holders of Exchangeable Shares are entitled at any time with certain limited exceptions to retract (i.e., require SoftKey to redeem) any or all such Exchangeable Shares owned by them and to receive for each retracted Exchangeable Share an amount equal to the Current Market Price (as defined below) of the Company's Common Stock on the business day prior to the Retraction Date (as defined below) (which amount shall be satisfied in full by delivery of one share of Common Stock for each Exchangeable Share), plus an additional amount equal to all declared and unpaid dividends on such Exchangeable Share (the "Retraction Price"). Holders of Exchangeable Shares may effect such retraction by presenting a certificate or certificates to SoftKey or its transfer agent representing the number of Exchangeable Shares the holder desires to retract, together with a written statement (the "Retraction Request") specifying the number of Exchangeable Shares the holder wishes to retract and the date the holder desires to have the Company redeem the Common Stock, which must be between five and ten business days after such request is received by SoftKey (the "Retraction Date"), and such other documents as may be required to effect the retraction of the Exchangeable Shares. "Current Market Price" means, in respect of a share of the Company's Common Stock on any date, the Canadian dollar equivalent of the average of the closing bid and asked prices of the Company's Common Stock during a period of 20 consecutive trading days ending not more than five trading days before such date on the stock exchange or automated quotation system on which the Company's Common Stock is listed or quoted.

     SoftKey must immediately notify the Company of any Retraction Request. The Company will have two business days in which to advise SoftKey as to whether the Company shall exercise its overriding right (the "Retraction Call Right") to purchase all of the Exchangeable Shares specified in the Retraction Request by the delivery of the Retraction Price for each retracted share (a "Retracted Share") to the transfer agent for payment to the holder on the Retraction Date. A holder may revoke his or her Retraction Request at any time prior to the close of business on the business day preceding the Retraction Date, in which case the holder's Exchangeable Shares will neither be purchased by the Company nor redeemed by SoftKey. If the holder does not revoke his or her Retraction Request, on the Retraction Date each Exchangeable Share that the holder has requested SoftKey to redeem will be acquired by the Company (assuming the Company exercises its Retraction Call Right) or redeemed by SoftKey, as the case may be, in each case for the purchase price per Retracted Share equal to the Retraction Price.

     SoftKey shall not be obligated to redeem Retracted Shares to the extent that such redemption would be contrary to solvency requirements or other provisions of applicable law. Retracted Shares not redeemed by SoftKey as a result of solvency requirements or other provisions of applicable law will be purchased by the Company on or about the Retraction Date in accordance with the Voting and Exchange Trust Agreement for a purchase price per Retracted Share equal to the Retraction Price.

     REDEMPTION OF EXCHANGEABLE SHARES. Subject to applicable law and the Redemption Call Right of the Company described below, on February 4, 2005 (the eleventh anniversary of the effective date of the Three Party Combination) or
(i) such later date as specified by the SoftKey Board of Directors or (ii) such earlier date as specified by the SoftKey Board of Directors, if at such date there are less than 500,000 Exchangeable Shares outstanding (other than Exchangeable Shares held by the Company and entities controlled by or under common control with the Company and subject to necessary adjustments to such number of shares to reflect permitted changes to Exchangeable Shares) (the "Automatic Redemption Date"), SoftKey will redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per share equal to the Retraction Price. SoftKey shall, at least 120 days prior to the Automatic Redemption Date, provide the registered holders of the Exchangeable Shares with written notice of the proposed redemption of the Exchangeable Shares. Notwithstanding any proposed redemption of the Exchangeable Shares, the Company has an overriding right to acquire on the Automatic Redemption Date all but not less than all of the Exchangeable Shares then outstanding in exchange for an amount per share equal to the Retraction Price.

     LIQUIDATION OF SOFTKEY. Upon the liquidation, dissolution or winding up of SoftKey or any other distribution of the assets of SoftKey among its stockholders for purposes of winding up its affairs (a "SoftKey Liquidation Event"), holders of the Exchangeable Shares have the right to receive from SoftKey, before payment is made to any holder of any class of stock ranking on liquidation junior to the Exchangeable Shares, for each Exchangeable Share an amount equal to the Current Market Price of the Company's Common Stock on the business day prior to the SoftKey Liquidation Event (which shall be satisfied in full by delivery by the Company of one share of Common Stock for each Exchangeable Share they hold), plus an additional amount equal to the full amount of any declared and unpaid dividends on each such Exchangeable Share (the "Liquidation Amount"). In the event of a proposed SoftKey Liquidation Event, the Company has the right (the "Liquidation Call Right") to purchase all but not less than all of the outstanding Exchangeable Shares from the holders thereof at the effective time of any such SoftKey Liquidation Event in exchange for the Liquidation Amount.

     On or after the effective date of a SoftKey Liquidation Event, and subject to the exercise by the Company of its Liquidation Call Right to purchase the Exchangeable Shares in exchange for the Liquidation Amount, a holder of Exchangeable Shares may surrender certificates representing such Exchangeable Shares, together with such other documents as may be required, to SoftKey's registered office or the office of the transfer agent. Upon receipt of the certificates and other documents, SoftKey will deliver the Liquidation Amount to such holder at the address recorded in the securities register or by holding the Liquidation Amount for pick up by the holder at SoftKey's registered office or the office of the transfer agent, as specified by SoftKey in a notice to such holder.

     In a SoftKey Insolvency Event (as defined below), a holder may instruct CIBC Mellon Trust Company (the "Trustee") to exercise its exchange right by requiring the Company to purchase the Exchangeable Shares in exchange for the Liquidation Amount. A "SoftKey Insolvency Event" means the institution by SoftKey of any proceeding to be adjudicated as bankrupt or insolvent or to be dissolved or wound up, or the consent of SoftKey to the institution of bankruptcy, insolvency, dissolution or winding up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, and the failure by SoftKey to contest in good faith any such proceedings commenced in respect of SoftKey within 15 days of becoming aware thereof, or the consent by SoftKey to the filing of any such petition or to the appointment of a receiver, or the making by SoftKey of a general assignment for the benefit of creditors, or the admission in writing by SoftKey of its inability to pay its debts generally as they become due, or SoftKey not being permitted, pursuant to solvency requirements of applicable law, to redeem any Exchangeable Shares.

     LIQUIDATION OF THE COMPANY. Upon the occurrence of a Company Liquidation Event (as defined below), in order for the holders of the Exchangeable Shares (other than the Company, its subsidiaries and those controlled by or under common control with the Company) to participate on a pro rata basis with the holders of Common Stock, each holder of Exchangeable Shares will automatically receive the Liquidation Amount upon surrender of Exchangeable Shares and such instruments of transfer as the Company may reasonably require. A "Company Liquidation Event" means (i) any determination by the Company's Board of Directors to institute voluntary liquidation, dissolution, or winding-up proceedings with respect to the Company or to effect any other distribution of assets of the Company among its stockholders for the purpose of winding up its affairs; or (ii) immediately upon the earlier of (A) receipt by the Company of notice of, and (B) the Company becoming aware of any threatened or instituted claim, suit or proceedings with respect to the involuntary liquidation, dissolution or winding-up of the Company or to effect any other distribution of assets of the Company among its stockholders for the purpose of winding up its affairs.

     To effect the automatic exchange of Exchangeable Shares for shares of Common Stock, the Company will be deemed to have purchased each Exchangeable Share outstanding on the fifth business day prior to the effective date of the Company Liquidation Event for the Liquidation Amount.

                            INCOME TAX CONSIDERATIONS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Davies, Ward & Beck, Canadian tax counsel for SoftKey, the following is a summary of the principal Canadian federal income tax considerations generally applicable to a holder who acquires New Exchangeable Shares as described under the heading "Plan of Distribution" (a "Holder") who, for purposes of the Canadian Tax Act, holds his or her New Exchangeable Shares and will hold his or her shares of Common Stock as capital property and who deals at arm's length with SoftKey and the Company. This summary does not apply to a Holder with respect to whom the Company is a "foreign affiliate" within the meaning of the Canadian Tax Act.

     This summary is based on the current provisions of the Income Tax Act (Canada) (the "Canadian Tax Act"), the regulations thereunder, all specific proposals to amend the Canadian Tax Act or the regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals"), and counsel's understanding of the current administrative practices of Revenue Canada. The Canadian Tax Act contains certain provisions relating to securities held by certain financial institutions (the "Mark-to-Market Rules"). This summary does not take into account these Mark-to-Market Rules, and Holders that are "financial institutions" for purposes of such rules should consult their own tax advisors.

     This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the federal income tax considerations described herein.

     THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

     For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of shares of Common Stock, including dividends, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise.

     HOLDERS RESIDENT IN CANADA

     The following portion of the summary is applicable to Holders who, for purposes of the Canadian Tax Act, are resident or deemed to be resident in Canada.

     Dividends - Exchangeable Shares

     Dividends received or deemed to be received on the New Exchangeable Shares by a Holder who is an individual will be included in computing the Holder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

     The New Exchangeable Shares will be "taxable preferred shares" and "short-term preferred shares" for purposes of the Canadian Tax Act. Accordingly, SoftKey will be subject to a 66-2/3% tax under Part VI.1 of the Canadian Tax Act on dividends paid or deemed to be paid on the New Exchangeable Shares. Dividends received or deemed to be received by a Holder on New Exchangeable Shares will not be subject to the 10% tax under Part IV.1 of the Canadian Tax Act applicable to certain corporations.

     Dividends received or deemed to be received on the New Exchangeable Shares by a Holder that is a corporation, other than a "specified financial institution" as defined in the Canadian Tax Act, will normally be deductible in computing its taxable income if either:

     (a) at and immediately before the time at which the dividend is paid or deemed to be paid the Company is not a specified financial institution or a specified person in relation to a specified financial institution for purposes of the Canadian Tax Act; or

     (b) at the time of receipt of the dividend, the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE) and the Holder, either alone or together with specified persons in relation to the Holder, does not receive (or is not deemed to receive) dividends in respect of more than 10% of the issued and outstanding Exchangeable Shares.

     The Company has advised Canadian tax counsel that it is of the view that it is a specified financial institution for purposes of the Canadian Tax Act at the current time. This status may change in the future.

     In the case of a Holder that is a specified financial institution, such a dividend will normally be deductible in computing its taxable income if either:

     (a) the specified financial institution did not acquire the Exchangeable Shares in the ordinary course of the business carried on by the Holder; or

     (b) at the time of receipt of the dividend by the specified financial institution, the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE) and the specified financial institution, either alone or together with persons with whom it does not deal at arm's length, does not receive (or is not deemed to receive) dividends in respect of more than 10% of the issued and outstanding Exchangeable Shares.

     A Holder that is a "private corporation" or a "subject corporation" (as defined in the Canadian Tax Act) may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33-1/3% on dividends received or deemed to be received on the New Exchangeable Shares to the extent that such dividends are deductible in computing the Holder's taxable income.

     Dividends - Common Stock

     Dividends on Common Stock will be included in the recipient's income for the purposes of the Canadian Tax Act. Such dividends received by a Holder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A Holder that is a corporation will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. United States non-resident withholding tax on such dividends will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act.

     Redemption or Exchange of New Exchangeable Shares

     On the redemption (including a retraction) of a New Exchangeable Share by SoftKey for a share of Common Stock, the Holder will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds (the fair market value at the time of the redemption of the share of Common Stock received by the Holder from SoftKey on the redemption plus the amount, if any, of all unpaid dividends on the New Exchangeable Share) exceeds the paid-up capital at that time of the New Exchangeable Share so redeemed. The amount of any such deemed dividend will be subject to the tax treatment accorded to the dividends described above under " - Canadian Federal Income Tax Considerations - Shareholders Resident in Canada - Dividends - Exchangeable Shares." On the redemption, the Holder will also be considered to have disposed of the New Exchangeable Share, but the amount of such deemed dividend will be excluded in computing the Holder's proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition of the New Exchangeable Share. In the case of a Holder that is a corporation, in some circumstances all or a portion of the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend.

     On the exchange of a New Exchangeable Share by a Holder with the Company for a share of Common Stock, the Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the New Exchangeable Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the New Exchangeable Share to the Holder. For these purposes, the proceeds of disposition will be the value of the share of Common Stock at the time of exchange plus the amount of all unpaid dividends on the New Exchangeable Share.

     The cost to a Holder of a share of Common Stock received on the retraction, redemption or exchange of a New Exchangeable Share will be equal to the fair market value of the share of Common Stock at the time of such event. Where the share of Common Stock is capital property, its cost will be averaged with the adjusted cost base of all such shares held by the Holder as capital property immediately before the acquisition to determine the adjusted cost base of each such share to the Holder.

     BECAUSE OF THE EXISTENCE OF THE RETRACTION CALL RIGHT, A HOLDER EXERCISING THE RIGHT OF RETRACTION IN RESPECT OF A NEW EXCHANGEABLE SHARE CANNOT CONTROL WHETHER SUCH HOLDER WILL RECEIVE A SHARE OF COMMON STOCK BY WAY OF REDEMPTION OF THE NEW EXCHANGEABLE SHARE BY SOFTKEY OR BY WAY OF PURCHASE OF THE NEW EXCHANGEABLE SHARE BY THE COMPANY. AS DESCRIBED ABOVE, THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF A REDEMPTION DIFFER FROM THOSE OF A PURCHASE. HOWEVER, A HOLDER WHO EXERCISES THE RIGHT OF RETRACTION WILL BE NOTIFIED IF THE RETRACTION CALL RIGHT WILL NOT BE EXERCISED BY THE COMPANY, AND IF SUCH HOLDER DOES NOT WISH TO PROCEED, SUCH HOLDER MAY CANCEL THE NOTICE OF RETRACTION AND RETAIN SUCH HOLDER'S NEW EXCHANGEABLE SHARE (SEE "PROCEDURES FOR ISSUANCE OF COMMON STOCK - ELECTION BY HOLDERS TO EXCHANGE EXCHANGEABLE SHARES").

     Dispositions and Taxation of Capital Gains and Capital Losses

     Upon a disposition (or a deemed disposition) of a New Exchangeable Share or a share of Common Stock, including a sale, exchange or other disposition, a Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the New Exchangeable Share or the share of Common Stock, as applicable, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the New Exchangeable Share or the share of Common Stock, as applicable, to the Holder. Three-quarters of any such capital gain will be required to be included in computing the Holder's income as a taxable capital gain. Three-quarters of any such capital loss normally is deducted against taxable capital gains realized by the Holder in the year of disposition and thereafter normally may be deducted by the Holder against taxable capital gains realized in any of the three preceding taxation years or any subsequent taxation year, subject to detailed rules contained in the Canadian Tax Act in this regard.

     The amount of any capital loss realized on the disposition or deemed disposition of a New Exchangeable Share by a Holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and in the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a Holder that is a corporation is a member of a partnership or beneficiary of a trust that owns New Exchangeable Shares or that is itself a member of a partnership or a beneficiary of a trust that owns New Exchangeable Shares.

     A Canadian-controlled private corporation (as defined in the Canadian Tax
Act) also may be liable to pay a 6-2/3% refundable tax on certain investment income including taxable capital gains.

     Foreign Property

     The New Exchangeable Shares, if issued on the date hereof and listed on a prescribed stock exchange in Canada (which currently includes the TSE), would not, on the date hereof, be foreign property under the Canadian Tax Act for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons. The Holders rights with respect to the Voting Share (the "voting rights") and the Holder's right to require the Company to acquire New Exchangeable Shares upon the occurrence of a SoftKey Insolvency Event (the "exchange rights") will be foreign property under the Canadian Tax Act. SoftKey has advised Canadian tax counsel that Softkey is of the view that the fair market value of the voting rights and the exchange rights is nominal. Common Stock will be foreign property under the Canadian Tax Act.

     Qualified Investments

     The New Exchangeable Shares, if issued on the date hereof and listed on a prescribed stock exchange in Canada (which currently includes the TSE), would be, on the date hereof, a qualified investment under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans. Shares of Common Stock, if issued on the date hereof and listed on a prescribed stock exchange (which currently includes the NYSE) would be, on the date hereof, qualified investments for such trusts. The voting rights and the exchange rights will not be qualified investments under the Canadian Tax Act. As indicated above, SoftKey is of the view that the fair market value of these rights is nominal.

     SHAREHOLDERS NOT RESIDENT IN CANADA

     The following summary is applicable to Holders who, for purposes of the Canadian Tax Act, have not been and will not be resident in Canada at any time while they hold New Exchangeable Shares or will hold shares of Common Stock, who do not use or hold and are not deemed to use or hold such shares in the course of carrying on a business in Canada, and to whom such shares are not taxable Canadian property. Additional considerations, which are not discussed below, may be relevant to a non-resident that is an insurer which carries on business in Canada and elsewhere. Generally, the New Exchangeable Shares and shares of Common Stock will not be taxable Canadian property provided that the Holder does not use or hold, and is not deemed to use or hold, the New Exchangeable Shares or the shares of Common Stock, as applicable, in connection with carrying on a business in Canada and, in the case of the New Exchangeable Shares, the Holder, persons with whom such holder does not deal at arm's length, or the Holder and such persons, has not owned (or had under option) 25% or more of the issued shares of any class or series of the capital stock of SoftKey at any time within five years preceding the date in question.

 Such a Holder of Exchangeable Shares will not be subject to tax under the Canadian Tax Act on capital gains arising on the exchange of a New Exchangeable Share by the Company for a share of Common Stock, or on the sale or other disposition of a New Exchangeable Share or a share of Common Stock. Such a Holder may be subject to withholding tax under the Canadian Tax Act on a redemption of New Exchangeable Shares, as described below.

     Dividends paid on the New Exchangeable Shares are subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25%, although such rate may be reduced under the provisions of an applicable income tax treaty. For example, under the Canada-United States Income Tax Convention, the rate is generally reduced to 15%.

     A HOLDER WHOSE NEW EXCHANGEABLE SHARES ARE REDEEMED (EITHER UNDER SOFTKEY'S REDEMPTION RIGHT OR PURSUANT TO THE HOLDER'S RETRACTION RIGHTS) WILL BE DEEMED TO RECEIVE A DIVIDEND AS DESCRIBED ABOVE UNDER " - CANADIAN FEDERAL INCOME TAX CONSIDERATIONS - SHAREHOLDERS RESIDENT IN CANADA - REDEMPTION OR EXCHANGE OF EXCHANGEABLE SHARES," WHICH DEEMED DIVIDEND WILL BE SUBJECT TO WITHHOLDING TAX AS DESCRIBED IN THE PRECEDING PARAGRAPH.

UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a summary of the material United States federal income and estate tax considerations relating to the exchange of New Exchangeable Shares for Common Stock and the purchase, ownership and disposition of Common Stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated or proposed thereunder ("Treasury Regulations"), judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that will hold New Exchangeable Shares or Common Stock as "capital assets" (within the meaning of Section 1221 of the Code) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold New Exchangeable Shares or Common Stock as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, or persons that have a "functional currency" other than the U.S. dollar. The Company has not sought any ruling from the Internal Revenue Service ("IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. The summary represents the opinion of Hale and Dorr LLP, United States counsel to the Company.

INVESTORS CONSIDERING THE EXCHANGE OF NEW EXCHANGEABLE SHARES FOR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

NON-UNITED STATES HOLDERS

     As used herein, the term "Non-United States Holder" means a beneficial owner of New Exchangeable Shares or Common Stock other than a beneficial owner that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) treated as a domestic corporation or domestic partnership, or (iii) an estate or trust that is subject to United States federal income taxation on a net income basis in respect of Common Stock.

     Exchange of New Exchangeable Shares

     A Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on the exchange of New Exchangeable Shares for shares of Common Stock unless (1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition or (3) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

     Dividends

     The amount of any distribution by the Company in respect of the Common Stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend to the extent of the Company's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of the Holder's tax basis in the Common Stock and thereafter as gain from the sale of exchange of such stock. Distributions treated as dividends paid, excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Holder, will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty). Except to the extent that an applicable tax treaty otherwise provides, a Non-United States Holder will be taxed in the same manner as a United States Holder on dividends paid that are effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder. If such Non-United States Holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the Holder delivers IRS Form 4224 to the payor.

     Under current U.S. Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of U.S. Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under recently issued U.S. Treasury Regulations, however, Non-U.S. Holders of Common Stock who wish to claim the benefit of an applicable treaty rate would be required to satisfy certain certification requirements. The new U.S. Treasury Regulations are effective for payments made after December 31, 1998.

     SALE OF COMMON STOCK

     A Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of Common Stock unless (1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition or (3) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

     DEATH OF A NON-UNITED STATES HOLDER

     Common Stock actually or beneficially held (other than through a foreign corporation) by a Non-United States Holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

     INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     United States information reporting requirements and backup withholding tax will not apply to any exchange of New Exchangeable Shares or the payment of the proceeds of the sale of Common Stock effected outside the United States by a foreign office of a "broker" (as defined in applicable U.S. Treasury Regulations); unless such broker (i) is a United States person, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) is a controlled foreign corporation for United States federal income tax purposes. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of Common Stock (a) provides a Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status, or (b) is a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and provides a statement to the Company or its agent under penalties of perjury in which it certifies that a Form W-8 (or a suitable substitute) has been received by it from the Non-United States Holder or qualifying intermediary and furnishes the Company or its agent with a copy thereof.

     If paid to an address outside the United States, dividends on Common Stock held by a Non-United States Holder will generally not be subject to the information reporting and backup withholding requirements described in this section. However, under recently issued U.S. Treasury Regulations, dividend payments will be subject to information reporting and backup withholding unless applicable certification requirements are satisfied. The new U.S. Treasury Regulations apply to dividend payments made after December 31, 1998.

     UNITED STATES REAL PROPERTY HOLDING CORPORATIONS

     The discussion of the United States taxation of Non-United States Holders of Common Stock assumes that the Company is at no time a United States real property holding corporation within the meaning of Section 897(c) of the Code. Under present law, the Company would not be a United States real property holding corporation so long as (a) the fair market value of its United Stated real property interests is less than (b) 50% of the sum of the fair market value of its United States real property interests, its interests in real property located outside the United States, and its other assets which are used or held or use in a trade or business. The Company believes that it is not a United States real property holding corporation and does not expect to become such a corporation.

UNITED STATES HOLDERS

     As used herein, the term "United States Holder" means any beneficial owner of Common Stock that is not a Non-United States Holder.

     EXCHANGE OF NEW EXCHANGEABLE SHARES

     A United States Holder will generally recognize capital gain or loss upon the exchange of New Exchangeable Shares for shares of Common Stock equal to the difference between the fair market value of shares of Common Stock received (other than Common Stock received for declared but unpaid dividends) and such Holder's basis in the New Exchangeable Shares surrendered.

     Under certain limited circumstances, an exchange by a United States Holder of New Exchangeable Shares for Common Stock may be characterized as a tax free exchange (except to the extent of Common Stock received in exchange for declared, but unpaid, dividends). It is not possible to predict whether or not all of the requirements for a tax-free exchange will exist at the time of the exchange, because such requirements are dependent upon future events. If the exchange qualifies as a tax-free exchange, a United States Holder will not recognize gain or loss upon the exchange, will have a basis in the Common Stock received in the exchange equal to such Holder's basis in the New Exchangeable Shares, and will have a holding period which includes the holding period in the New Exchangeable Shares.

     Whether the exchange of New Exchangeable Shares is taxable or tax-free, a United States Holder will recognize ordinary income to the extent of Common Stock received in the exchange for declared, but unpaid, dividends on the New Exchangeable Shares. A United States Holder's holding period in all shares of Common Stock received in the exchange will begin on the day after the exchange.

     Canadian tax, if any, imposed on the exchange may be available as a credit against a United States Holder's United States federal income taxes, subject to applicable limitations. A United States Holder who is not eligible for a credit may be able to deduct the Canadian taxes paid, if any, in computing United States federal income subject to tax.

     PASSIVE FOREIGN INVESTMENT COMPANY

     SoftKey may be classified as a passive foreign investment company ("PFIC") for United States federal income tax purposes for any taxable year if either (i) 75% or more of its gross income is passive income or (ii) on average for the taxable year, 50% or more of its assets (by value) produce or are held for the production of passive income. While there can be no assurance, the Company and SoftKey expect, based on the manner in which SoftKey intends to manage its business and the projections of SoftKey's investments, income and assets, that it will not be a PFIC. SoftKey will monitor its status and will notify holders of New Exchangeable Shares if it believes that it is properly classified as a PFIC for any taxable year.

     If SoftKey were to be classified as a PFIC, the consequences to a United States Holder will depend in part on whether the United States Holder has made a "Mark-to-Market Election" or a "QEF Election" with respect to SoftKey. If SoftKey is a PFIC during a United States Holder's holding period and the United States Holder does not make a Mark-to-Market Election or a QEF Election, the United States Holder will generally be required to pay a special United States tax, in lieu of the U.S. tax that would otherwise apply, if such United States Holder (a) realizes a gain upon the sale or exchange of New Exchangeable Shares (including an exchange for Common Stock) or (b) receives an "excess distribution" from SoftKey on the New Exchangeable Shares. If a United States Holder makes a QEF Election or Mark-to-Market Election, it will generally be required to include amounts in income, based upon SoftKey's income or the value of the New Exchangeable Shares, even if SoftKey does not make actual distributions to holders of New Exchangeable Shares.

     If for any year SoftKey determines that it is properly classified as a PFIC, SoftKey will comply with all reporting requirements necessary for a United States Holder to make a QEF Election and will, promptly following the end of such year and each year thereafter for which it is properly classified as a PFIC, provide to United States Holders the information required by the QEF Election.

     DIVIDENDS

     The amount of any distribution by the Company in respect of the Common Stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of the Company's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of the Holder's tax basis in the Common Stock and thereafter as gain from the sale of exchange of such stock.

     SALE OF COMMON STOCK

     Upon the sale or exchange of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such Holder's adjusted tax basis in the Common Stock.

     INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     In general, information reporting requirements will apply to (i) payments of dividends on Common Stock and (ii) the exchange of New Exchangeable Shares for Common Stock or payments of the proceeds of the sale of Common Stock by or to certain noncorporate United States Holders. The payor will be required to withhold backup withholding tax at the rate of 31% if the payee fails to furnish certain information to the payor or the IRS notifies the payor that backup withholding is required. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax and may entitle the Holder to a refund, provided that the required information is furnished to the IRS.


                                LEGAL MATTERS

     Certain legal matters in connection with the Common Stock offered hereby are being passed upon for the Company by Neal S. Winneg, General Counsel of the Company. Mr. Winneg owns options to purchase on aggregate of 98,750 shares of Common Stock, which are to become exercisable in periodic installments through January, 1999. Certain federal U.S. and Canadian tax consequences have been passed upon by Hale and Dorr LLP, Boston, Massachusetts, and by Davies, Ward & Beck, Toronto, Ontario, respectively, as set forth under "Income Tax Considerations."


                                   EXPERTS


     The consolidated balance sheets as of January 4, 1997 and January 6, 1996, and the consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended January 4, 1997, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., Boston, Massachusetts, independent accountants, given on the authority of the firm as experts in accounting and auditing.

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     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy to any person in any jurisdiction in which such offeror solicitation of an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any offer or sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any date hereof.

                              --------------------

                                TABLE OF CONTENTS

                                                             Page
                                                             ----
Available Information .................................        3
Incorporation of Certain Documents
  by Reference ........................................        3
Special Note Regarding Forward-
  Looking Information .................................        4
The Company ...........................................        5
Risk Factors ..........................................        6
Use of Proceeds .......................................       12
Plan of Distribution ..................................       13
Income Tax Considerations .............................       16
Legal Matters .........................................       24
Experts ...............................................       24


                      --------------------






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                           THE LEARNING COMPANY, INC.




                                4,438,480 SHARES
                                  COMMON STOCK







                              --------------------

                                   PROSPECTUS

                              --------------------








                                December 3, 1997









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